Exhibit 10.1

July 6, 2023

Dear Bret,

This letter is to confirm our offer of employment for the position Senior Vice President of Sales, North America, reporting directly to me, Tuvia Barlev. In this position, you will be expected to devote your full business time, attention and energies to the performance of your duties with the Company.

Your responsibilities in this role will include leadership of the Sales, Service and Business development teams directly reporting to you, and of the regional Marketing activities on a “dotted” reporting line basis.

We would like the effective date of your employment to be July 10, 2023.

The terms of this offer are as follows:

1. Compensation.

1.1 Annual base salary of $150,000, paid bi-monthly in accordance with the Company’s standard payroll policies. The first and last payment by the Company to you will be adjusted, if necessary, to reflect work you performed prior your official start date or after the termination date.

1.2 Annual sales incentive target of $150,000, based on both regional revenue and other objectives as may be set from time to time by the Company’s CEO, subject to signing a Sales Compensation Plan document (“ICC”) for the year 2023 and any subsequent years. Sales Compensation is paid monthly, 30 days after the end of the month when it is earned.

1.3 Stock Based Compensation: Subject to approval by the Company’s Board of Directors and in compliance with applicable state and federal securities laws, you will be granted 5,000 Restricted Stock Units (RSU) annually per company’s stock-based compensation plan which will be granted upon the earliest available opportunity where each such annual grant shall be subject to the Company’s Board approval.

1.4 The above cash compensation is based on your full-time employment, and shall be adjusted accordingly, in writing and in advance, as your time is spent on the role.

2. Benefits. During the term of your employment, you will be eligible for the Company’s standard vacation and benefits covering employees, as may be in effect from time to time. Benefits coverage begins on the first day of the month following employment.

3. Proprietary Information Agreement As a condition of accepting this offer of employment, you will be required to complete, sign and return the company’s standard Non-Disclosure Agreement (NDA).

Actelis Networks Inc.; 4039 Clipper Court, Fremont CA 94538; 510-545 1045; www.actelis.com

4. At Will Employment. Your acceptance of this offer represents the sole agreement between you and Actelis Networks Inc., no prior promises, representations, or understandings relative to any terms or conditions of your employment are to be considered as part of this agreement unless expressed in writing in this letter. Actelis Networks is an “at–will” employer which means that this employment relationship may be termination at any time, with or without good causes or for any or no cause, at the option either of the Company or employee, with or without a notice.

5. Travel. Periodic travel is a requirement of this position based on business needs.

6. General. This offer letter and the Employee Proprietary Information Agreement, when signed by you set forth the terms of your employment with the Company. This agreement can only be amended in writing signed and dated by you and by an Officer of the Company. Any waiver of a right under this agreement must be in writing. California Law will govern this agreement. As required by immigration law, this offer of employment is subject to satisfactory proof of your right to work in the United States.

We are delighted to have you join Actelis Networks. Please verify your acceptance of our offer by signing and dating this letter in the space provided below.

All terms of this offer letter are subject to approval of the Company’s Board of Directors.

We invite you to experience our corporate culture by attaching a copy of our Company Handbook, for your review and signature along with this offer letter. Our Mission and Values Statement is also attached for your review.

These documents represent our company constitution and the guidelines we expect our teammates to work by and follow, and we would like you to understand those values we highly regard, in advance of accepting our offer.

We look forward to great success, enjoyable teamwork, and wish you good luck in your new role.

Sincerely,

ACTELIS NETWORKS, INC.

/s/ Tuvia Barlev
Tuvia Barlev
CEO

ACCEPTED:

/s/ Bret Harrison
Bret Harrison

Actelis Networks Inc.; 4039 Clipper Court, Fremont CA 94538; 510-545 1045; www.actelis.com